UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 23, 2008

MAGNETEK, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10233	95-3917584
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N49 W13650 Campbell Drive Menomonee Falls, WI		53051
(Address of Principal Executive Offices)		(Zip Code)

(262) 783-3500
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           As previously disclosed in the Current Report on Form 8-K filed by Magnetek, Inc. (“Magnetek” or the “Company”) on September 25, 2008, David P. Reiland will resign as President and Chief Executive Officer of the Company, and Peter M. McCormick will become President and Chief Executive Officer of the Company, effective October 31, 2008.

In connection with Mr. McCormick’s promotion to President and Chief Executive Officer, Magnetek’s Board of Directors, on October 24, 2008, upon recommendation of the Company’s Compensation Committee, approved an increase in Mr. McCormick’s base salary to $300,000 per year and an increase in his target bonus amount to 100% under the Company’s 2009 Management Incentive Compensation Plan (“MICP”), in each case effective as of October 31, 2008.  On October 23, 2008, the Compensation Committee also approved a grant of options to purchase 300,000 shares to Mr. McCormick, such option grant having a 10 year term with vesting ratably at 25% annually and an exercise price consisting of the closing price of the Company’s common stock on the date of grant.

Also on October 24, 2008, Magnetek’s Board of Directors, upon recommendation of the Company’s Compensation Committee, approved the Company’s entry into a Transition, Separation and Complete Release Agreement (the “Agreement”) with Mr. Reiland, relating to Mr. Reiland’s resignation as an officer of the Company.  Under the terms of the Agreement, Mr. Reiland will continue as an employee of the Company until January 15, 2009, during which time he will provide transition services and assist with transfer of duties, as requested by the Company.  Other provisions of the Agreement include:

•                  the continuation of Mr. Reiland’s current salary and benefits through the January 15, 2009 date of termination of his employment with the Company;

•                  the payment to Mr. Reiland of a lump-sum severance amount of $350,000 plus a lump-sum target bonus of $350,000, payable after January 15, 2009 and within 10 business days after a supplemental release becomes effective;

•                  Mr. Reiland’s eligibility to receive an incentive bonus under the MICP based on the Company’s fiscal 2009 performance, prorated for the number of months in fiscal 2009 worked by Mr. Reiland, such bonus (if any) to be paid following the end of fiscal 2009 at the same bonus payout percentage received by other plan participants;

•                  crediting and deferral of remaining bonus payments due under Mr. Reiland’s Incentive Bonus Agreement with the Company in an amount equal to the fair market value of 25,000 shares of the Company’s common stock under the Company’s Amended and Restated Director and Officer Compensation and Deferral Investment Plan;

•                  accelerated vesting of Mr. Reiland’s January 30, 2008 grant of options to purchase 80,000 shares on January 15, 2009, provided that Mr. Reiland continues to be employed by Magnetek until such date, and the right of Mr. Reiland to exercise all vested, unexpired stock options for 24 months from January 15, 2009;

•                  vesting of Mr. Reiland’s August 22, 2005 award of 57,500 shares of restricted common stock on January 1, 2009, provided that Mr. Reiland continues to be employed by Magnetek until such date; and

•                  continuation of Mr. Reiland’s family health benefit coverage through January 15, 2009 and, if Mr. Reiland elects COBRA coverage following such date, the Company’s payment of the employer portion of COBRA monthly premiums for up to one year after January 15, 2009.

The Agreement also contains mutual releases and certain restrictive covenants, including confidentiality obligations, a covenant not to sue, a two-year non-solicitation obligation relating to customers and employees of the Company, an assignment of intellectual property rights to the Company, and a supplemental release at the end of the transition period.

Mr. Reiland will continue to serve as a member of the Company’s Board of Directors following his re-election at the annual meeting of the shareholders of the Company which was held on October 24, 2008.

Also on October 24, 2008 Magnetek’s Board of Directors, upon recommendation of the Company’s Compensation Committee, approved an increase in the base salary for Jolene L. Shellman, Vice President Legal Affairs and Corporate Secretary, to $175,000 annually, effective as of the commencement of fiscal year 2009, to reflect the change in Ms. Shellman’s position with the Company from part-time to full time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2008

MAGNETEK, INC.

	/s/	Marty J. Schwenner
	By:	Marty J. Schwenner
Vice President and Chief Financial Officer